Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC ANNOUNCES CORNELIA CHENG AS NEW BOARD MEMBER

-- Board to Establish New Committee to Address Diversity and ESG Initiatives --

WESTLAKE VILLAGE, CALIFORNIA, March 17, 2021 – LTC Properties Inc. (NYSE: LTC), a real estate investment trust that invests in seniors housing and health care properties, today announced that Cornelia Cheng has been elected as a new member of the Board of Directors of LTC effective April 1, 2021, increasing the total number of directors from five to six, 50% of whom are women, and independent directors from four to five.

Cheng, 53, brings over 20 years of corporate finance, M&A, capital markets, recapitalization, REIT financings and talent management experience to LTC’s Board. She is Managing Director, Investments for Brightwood Capital Advisors, LLC, a private credit fund that specializes in uni-tranche facilities, first and second lien term loans, and mezzanine investments. Prior to joining Brightwood, Cheng was regional head of the greater Los Angeles investment team for Prudential Capital Group and a Senior Associate for CIBC World Markets.

“We are very pleased to welcome Cornelia to LTC’s Board of Directors. Her significant experience and expertise will serve us well,” said Wendy Simpson, LTC’s Chairman and Chief Executive Officer. “LTC has known Cornelia since 2010 when she worked with us, and underwrote our debt relationship with Prudential. As such, she comes to our Board with a substantial understanding of our business and industry. We look forward to the added perspective Cornelia brings.”

Separately, LTC’s Board will form a new committee to address diversity and ESG initiatives at the Company. The committee will be chaired by Ms. Cheng.

About LTC Properties

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC holds 181 investments in 27 states with 29 operating partners. The portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.